SECOND AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

OF THE MARSICO INVESTMENT FUND

WHEREAS, The Marsico Investment Fund (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, shares of beneficial interest of the Trust have been divided into six separate series listed in the attached Schedule A, as it may be amended from time to time, and may be divided into additional series in the future (the "Funds");

WHEREAS, the Trust previously adopted (on behalf of each of the Funds) a Distribution and Service Plan pursuant to Rule 12b-1 under the Act, and the Trustees of the Trust (including a majority of the Rule 12b-1 Trustees as defined in paragraph 4 of this Plan) previously amended and restated the Distribution and Service Plan in November of 2016;

WHEREAS, the Trustees of the Trust (including a majority of the Rule 12b-1 Trustees) believe it is in the best interests of the Trust, the Funds and their shareholders to amend and restate the previously amended and restated Distribution and Service Plan, and the Trustees (including a majority of the Rule 12b-1 Trustees) have determined that there is a reasonable likelihood that adoption of this Second Amended and Restated Distribution and Service Plan (the “Plan”) will benefit the Trust, the Funds and their respective shareholders;

NOW, THEREFORE, the Trust on behalf of the Funds hereby agrees to the terms of the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. The Funds shall pay fees for the distribution of their shares and for services to shareholders of the Funds in accordance with the terms of this Plan (“12b-1 Fee”) at an annual rate not to exceed 0.25% of each respective Fund’s average daily net assets. The amount of the 12b-1 Fee may vary Fund by Fund, and the Trustees of the Trust (including a majority of the Rule 12b-1 Trustees) may determine by resolution at any time to cause any Fund to waive or otherwise limit the 12b-1 Fee to an amount less than 0.25% per annum of the Fund’s average daily net assets, or thereafter eliminate such waiver or authorize the Fund to charge an amount not exceeding 0.25% per annum of the Fund’s average daily net assets. The 12b-1 Fee for each Fund shall be calculated and accrued daily, and paid monthly or at such other intervals as the Trustees shall determine, subject to any restriction imposed by applicable law.

2. The amount of the 12b-1 Fee shall be paid by each Fund in connection with any activities or expenses primarily intended to result in the sale of the shares of that Fund, including, but not limited to compensation to registered representatives of broker-dealers that have entered into a Dealer Agreement with the Funds' Distributor and to financial institutions and other entities that make shares of the Funds available to their customers; compensation to and expenses of the Funds' Distributor; telephone expenses for marketing or promotional purposes; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing (together, “Distribution Expenses”). In addition, all or a portion of the amount of the 12b-1 Fee may be paid for account maintenance and personal service to shareholders and any other non-distribution-related services, including but not limited to, shareholder liaison, recordkeeping, and transfer agency or sub-accounting services of the types typically provided by transfer agents, other fund service providers, or other financial intermediaries (including fund supermarkets) (together, “Non-Distribution Expenses”). Previously accrued amounts of the 12b-1 Fee for each Fund may be used by that Fund to pay for any current or previously accrued expenses of the Fund authorized above, including Non-Distribution Expenses.

3. This Second Amended and Restated Distribution and Service Plan shall take effect only after it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) (“Independent Trustees”) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4. This Plan shall continue in full force and effect as to the Funds for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. The Trustees of the Trust shall be provided and shall review at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

6. This Plan may be terminated as to the Funds at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Funds on not more than 30 days' written notice to any other party to the Plan.

7. This Plan may not be amended to increase materially the 12b-1 Fee (including all Distribution Expenses and any Non-Distribution Expenses) above 0.25% unless such amendment is approved by (i) a vote of at least a majority of the outstanding voting securities (as defined in the Act) of such Fund and (ii) a majority of the Trustees of the Trust (including a majority of the Rule 12b-1 Trustees), and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of Independent Trustees shall continue to be committed to the discretion of the Independent Trustees.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, and maintain any such agreement or any such report, as the case may be, for the first two years in an easily accessible place.

Amended and restated for the second time as of November 15, 2017.

Amended Schedule A

to the

Second Amended and Restated Distribution and Service Plan

of

The Marsico Investment Fund

Name of Funds

The Marsico Focus Fund

The Marsico Growth Fund

The Marsico 21st Century Fund

The Marsico International Opportunities Fund

The Marsico Flexible Capital Fund

The Marsico Global Fund

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